                                                                     EXHIBIT 5.1


                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

June 12, 2000



Tesoro Petroleum Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999


Gentlemen:

         We have acted as counsel for Tesoro Petroleum Corporation, a Delaware corporation (the "Company"), in connection with the authorization of 2,600,000 shares of Common Stock, $.16 2/3 par value ("Common Stock"), of the Company issuable pursuant to the Company's Amended and Restated Executive Long-Term Incentive Plan and 200,000 shares of Common Stock issuable pursuant to the Company's Key Employee Stock Option Plan (collectively, the "Shares," and the foregoing plans are referred to herein as the "Plans").

         In connection therewith, we have examined, among other things, the Plans, the Certificate of Incorporation and By-Laws of the Company and the corporate proceedings with respect to the issuance of the Shares and such other corporate documents as we have deemed appropriate.

         Based on the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company pursuant to the terms of the Plans have been duly authorized by all requisite corporate action and, when issued in accordance with the respective terms thereof, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our names in the Registration Statement.

         The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware and the federal securities law of the United States of America.

         The opinions expressed herein are for your sole benefit and may be relied upon only by you.

                                     Very truly yours,

                                     /s/ FULBRIGHT & JAWORSKI L.L.P.